As filed with the Securities and Exchange Commission on January 17, 2014

Registration No. 333-185395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

To

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North Atlantic Drilling Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

North Atlantic Drilling Ltd. Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda 1 (441) 295-9500	Seward & Kissel LLP Attention: Gary J. Wolfe One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1223 (telephone number)

(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common shares, par value $5.00	57,552,074	$9.96	$573,218,657.04	$78,192.46

(1)	Based upon the U.S. Dollar equivalent as of December 5, 2012 of the average of the bid and ask prices of the common shares on the same date, as reported on the Norwegian OTC List.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the U.S. Dollar equivalent of the average of the bid and ask prices of the common shares as of December 5, 2012, as reported on the Norwegian OTC List as prescribed by Rule 457(c).
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 5 is to file Exhibit 99.1. Accordingly, this Amendment No. 5 consists only of this explanatory note and Part II, including the signature page and exhibit index. This Amendment No. 5 does not contain a copy of the prospectus that was included in the Form F-4 and is not intended to amend or delete any part of the prospectus.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

We are a Bermuda exempted company. The Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

We have adopted provisions in our Bye-laws that provide that we shall indemnify our officers, directors, resident representative and members of board committees out of the funds of the Company from and against all civil liabilities, loss, damage, or expense incurred or suffered by him or her as such director, officer, resident representative or committee member of the Company, and indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

The Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our Bye-laws provide that we may maintain insurance for the benefit of any directors, alternate directors, officers, persons or member of a committee authorized under our Bye-laws, employees or resident representative of the Company in respect of any liability that may be incurred by them arising in connection with their respective duties or supposed duties to the Company.

The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the Companies Act or our memorandum of association or bye-laws, such indemnification is against public policy and thus unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22. Undertaking

The undersigned registrant hereby undertakes:

(a)	Under Rule 415 of the Securities Act,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)-(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l) Not applicable.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stavanger, Norway, on the 17th day of January, 2014.

NORTH ATLANTIC DRILLING LTD.

By:	/s/ Alf Ragnar Løvdal
Name: Alf Ragnar Løvdal Title: Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 17, 2014.

Signature	Title
* Alf Ragnar Løvdal	Chief Executive Officer (Principal Executive Officer)

* Rune Magnus Lundetræ	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* John Fredriksen	Chairman of the Board of Directors

* Kate Blankenship	Director

* Cecilie Fredriksen	Director

* Harald Thorstein	Director

* Paul M. Leand, Jr.	Director

* Georgina Sousa	Director

*By:	/s/ Gary J. Wolfe
Gary J. Wolfe Attorney-in-Fact

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on January 17, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Authorized Representative in the United States

EXHIBIT INDEX

Number	Description

3.1	Memorandum of Association*

3.2	Bye-laws*

3.3	Amended and Restated Bye-laws*

4.1	Form of Common Share Certificate*

5.1	Opinion of MJM Limited as to the legality of the securities being registered**

8.1	Opinion of Seward & Kissel LLP with respect to certain U.S. tax matters**

8.2	Opinion of Wiersholm AS with respect to certain Norwegian tax matters**

10.1	General Management Agreement between North Atlantic Drilling Ltd. and North Atlantic Management AS*

10.2	Services Agreement between Seadrill Management AS and North Atlantic Management AS*

10.3	Management and Administrative Services Agreement between Seadrill Management Ltd. and North Atlantic Management Ltd. relating to the West Hercules*

10.4	Equity Compensation Plan*

10.5	Restricted Stock Unit Plan*

10.6	Form of Cooperation Agreement between North Atlantic Drilling Ltd. and Seadrill Limited*

10.7	$2,000 Million Senior Secured Credit Facility between North Atlantic Drilling Ltd. and a Syndicate of Banks, dated April 15, 2011*

10.8	$500 Million 7.75% Unsecured Bond due 2018*

10.9	Seadrill Revolving Credit Facility between North Atlantic Drilling Ltd. and Seadrill Limited, dated March 30, 2012*

10.10	Amendment No. 1 to the Seadrill Revolving Credit Facility between North Atlantic Drilling Ltd. and Seadrill Limited, dated June 28, 2013*

10.11	$195 Million Related Party Loan*

10.12	NOK 1,500 Million Senior Unsecured Bond due 2018*

14.1	Code of Ethics*

21.1	List of Subsidiaries*

23.1	Consent of PricewaterhouseCoopers AS**

23.2	Consent of MJM Limited (included in Exhibit 5.1)**

23.3	Consent of Seward & Kissel LLP (included in Exhibit 8.1)**

23.4	Consent of Nominee Executive Officer**

23.5	Consent of Fearnley Offshore AS**

23.6	Consent of Wiersholm AS (included in exhibit 8.2)**

24.1	Powers of Attorney (included in the signature page hereto)**

99.1	Form of Letter of Transmittal

99.2	Confidential Draft Registration Statement submitted on October 26, 2012**

*	Incorporated by reference from the Company’s Registration Statement on Form F-1, as amended (333-185394)
**	Previously filed